Exhibit 10.4

AGREEMENT

OPSYS UK LIMITED

and

OPSYS LIMITED

FOR THE SALE AND PURCHASE OF PART OF

THE BUSINESS OF OPSYS LIMITED

24 October 2002

Contents

1.	Definitions and interpretation	1
2.	Sale of the Opsys UK Business and the Assets	5
3.	Consideration	5
4.	Property	6
5.	Value Added Tax	6
6.	Completion	6
7.	Apportionments, Advance Payments and Advance Receipts	7
8.	Post Completion	7
9.	Contracts	7
10.	Employees	8
11.	Warranty	8
12.	General	8
13.	Costs and expenses	9
14.	Notices	9
15.	Governing law and jurisdiction	10

Annexure A - Employees

Annexure B - Excluded Contracts

Annexure C - Intellectual Property

Annexure D - Notice of Objection to Transfer

Annexure E - Excluded Items

Annexure F - Novation Agreements and Novated Agreements

Schedule (Property Schedule)

This Agreement is made the             24th             day of             October             2002

Between:

(1)	Opsys UK Limited (company number: 4421247) whose registered office is 2 Temple Back East, Temple Quay, Bristol, BS1 6EG, UK (the “Buyer”); and

(2)	Opsys Limited (company number: 3426174) whose registered office is at Unit 8, Begbroke Business and Science Park, Sandy Lane, Yarnton, Kidlington, Oxon OX5 1PF (the “Seller”).

Background:

The Buyer is the wholly owned subsidiary of the Seller. The Seller has agreed to sell to the Buyer and the Buyer has agreed to purchase as a going concern the goodwill and undertaking of the Opsys UK Business (as defined below) carried on at present by the Seller on the terms of this Agreement.

It is agreed as follows:

1.	Definitions and interpretation

1.1	In this Agreement, unless the context otherwise requires, the following words have the following meanings:

“this Agreement”	this Agreement (including any schedule or annexure to it and any document in agreed form);

“Acquired Employees”	all the employees of the Seller engaged in the Opsys UK Business whose names are set out in Part One of annexure A and “Acquired Employee” means any of them;

“Assets”	the goodwill and undertaking of the Opsys UK Business and all property, rights and assets employed, exercised or enjoyed in or in connection with the Opsys UK Business owned by the Seller, other than the Excluded Assets, including but without limitation those listed and referred to in clause 2.1;

“Assignment of Patent Rights”	the patent assignment in the agreed form initialled by the parties for identification purposes only;

“Assignment of Trade Mark Rights”	the assignment of the Trade Marks in the agreed form initialled by the parties for identification purposes only;

“Business Day”	a day (other than a Saturday or a Sunday) on which clearing banks are open for business in the City of London;

“Claims”	other than claims for a tax asset, all rights and claims of the Seller against third parties relating to any of the Assets or otherwise arising (whether before or after Completion) out of or in connection with the Opsys UK Business;

“Completion”	the performance by the parties of the obligations set out in clause 6 (Completion);

“Consideration”	the purchase price for the Opsys UK Business and Assets referred to in clause 3.1;

“Contracts”	save for the contracts of employment, the Excluded Contracts, the Novated Agreements and the Novation Agreements, all undischarged contracts, pending contracts, commitments and orders entered into by or on behalf of the Seller relating to the Opsys UK Business;

“Debts”	other than the Claims, all amounts owing to the Seller on the Transfer Date (whether or not then due and payable) in relation to the Opsys UK Business;

“Domain Names”	the domain names listed in annexure C;

“Employees”	the Retained Employees and the Acquired Employees and “Employee” means any of them;

“Excluded Assets”	(a) cash in hand or at bank and all cheques and other securities representing them;

(b) the Excluded Contracts;

(c) the Excluded Items;

(d) the Properties;

(e) the Excluded Individuals;

(f) the Debts; and

(f) the Domain Names;

“Excluded Contracts”	the contracts relating to the Opsys UK Business listed in annexure B;

“Excluded Individuals”	Donald Barclay, Thomas Anthopoulos, Ebinezar Namdas, Jonathan Markham, Shih Chun Lo, Gary Richards, Sanjay Sharma, Esteban Ramon Vella, Sylvia Bettlington, Mounir Halim, Susie Jenkins, George Robb, Philip Wood, Graham Turnbull, Steven Magennis, Richard Beavington, Christine Tedeschi and Dean Mathieson;

“Excluded Items”	the items listed in annexure E;

“Intellectual Property”	means patents, trade marks, service marks rights in designs, trade or business names, trade secrets, know-how, copyrights, topography rights and rights in databases (whether or not any of these is registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;

“IT Architecture”	the Opsys VPN and the services provided to the Seller by CAE Office Systems;

“Kodak Licence”	the licence between the Seller and Eastman Kodak Company for the cross licence of certain intellectual property rights, dated 31 March 2001;

“Liabilities”	all claims, liabilities and obligations of the Seller on the Transfer Date relating exclusively to the Opsys UK Business and for the avoidance of doubt, excluding any liability relating to the Excluded Assets or any of them and excluding liabilities relating to the Acquired Employees, the Retained Employees or under the TUPE Regulations (which shall, for the avoidance of doubt, be dealt with in the transaction agreement made between, inter alios, the Buyer and the Seller and dated 23 October 2002);

“notice”	includes any notice, demand, consent or other communication;

“Novation Agreements”	the agreements listed in annexure F;

“Novated Agreements”	the agreements being novated by the Novation Agreements;

“Opsys UK Business”	the business of research and development of novel light emitting materials and other opto-electronic technologies for eventual application in organic electroluminescent displays and lighting including, but not limited to, active and passive matrix displays;

“Properties”	the Office Property and the Reception Area Property details of which are summarised in Part 1 of the Schedule and “Property” shall mean either one of them;

“Records”	the financial records and other records relating to the Opsys UK Business and the Employees, held on whatever medium, excluding any which the Seller is required by law to retain;

“Retained Employees”	means any employee, consultant or other individual who works for the Seller on the date hereof on any basis, other that the Acquired Employees and including the individuals whose names are set out in Part Two of Annexure A and “Retained Employee” means any of them;

“Trade Marks”	the trade marks listed in annexure C;

“Transfer Date”	the date of this Agreement;

“TUPE Regulations”	the Transfer of Undertakings (Protection of Employment) Regulations 1981.

1.2	In this Agreement, unless the context otherwise requires:

(a)	words in the singular include the plural and vice versa and words in one gender include any other gender;

(b)	a reference to a statute or statutory provision includes:

(i)	any subordinate legislation (as defined in Section 21(1), Interpretation Act 1978) made under it; and

(ii)	any statute or statutory provision which modifies, consolidates, re-enacts or supersedes it ;

(c)	a reference to:

(i)	any party includes its successors in title and permitted assigns;

(ii)	a “person” includes any individual, firm, body corporate, association or partnership, government or state (whether or not having a separate legal personality);

(iii)	clauses and schedules are to clauses and schedules of this Agreement and references to sub-clauses and paragraphs are references to sub-clauses and paragraphs of the clause or schedule in which they appear;

(iv)	any provision of this Agreement is to that provision as amended in accordance with the terms of this Agreement;

(v)	any document being “in the agreed form” means in a form which has been agreed by the parties on or before the date of this Agreement and for identification purposes signed by them or on their behalf by their solicitors; and

(vi)	“indemnify” and “indemnifying” any person against any circumstance include indemnifying and keeping him harmless from all actions, claims and proceedings from time to time made against him and all loss or damage and all payments, costs or expenses made or incurred by that person as a consequence of or which would not have arisen but for that circumstance;

(d)	except as set out in sub-clause 1.1, terms defined in the Companies Act 1985 have the meanings attributed to them by that Act;

(e)	the table of contents and headings are for convenience only and shall not affect the interpretation of this Agreement;

(f)	the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; and

(g)	general words shall not be given a restrictive meaning:

(i)	if they are introduced by the word “other” by reason of the fact that they are proceeded by words indicating a particular class of act, matter or things; or

(ii)	by reason of the fact that they are followed by particular examples intended to be embraced by those general words.

2.	Sale of the Opsys UK Business and the Assets

2.1	The Seller shall sell to the Buyer with full title guarantee free from all charges and encumbrances (whether monetary or not) and the Buyer shall purchase as at the Transfer Date the Assets, including but not limited to:

(a)	the Intellectual Property owned by the Seller at the Transfer Date;

(b)	the benefit (so far as they can lawfully be assigned, transferred to or held in trust for the Buyer) of the Claims;

(c)	the benefit (subject to the burden) of the Contracts; and

(d)	the Records.

2.2	The Seller shall use all reasonable endeavours to procure the re-registration of the Domain Names in the name of the Buyer to take effect on or about twelve months after the Transfer Date and shall use all reasonable endeavours to execute all documentation at the expense of the Buyer reasonably necessary to effect such re-registration. Where the failure to effect such re-registration on the intended date is outside the control of the Seller and the Buyer, such failure will not be deemed to be a breach of this clause.

2.3	Title in, and risk of loss or damage to, the Assets shall pass to the Buyer on the Transfer Date. From the Transfer Date the Seller shall hold the Assets on trust for the Buyer absolutely until they shall have been delivered, formally transferred or assigned to the Buyer, and shall act in accordance with the Buyer’s instructions in respect of any Asset which it so holds as trustee.

2.4	The Buyer hereby grants the Seller a non-exclusive, royalty free licence to use the Trade Marks for a period of 12 months from the date hereof.

3.	Consideration

3.1	The consideration is the payment by the Buyer to the Seller of the sum of $2,500,000 which shall be left out-standing on inter-company loan and the issue of 839 ordinary shares of £1 each in the Buyer to the Seller. Any amounts expressed in this Agreement are exclusive of any value added tax which may be chargeable thereon and the amount of any such value added tax shall be payable in addition thereto.

3.2	In addition, the Buyer shall assume the Liabilities and keep the Seller indemnified against all actions, proceedings, costs, damages, claims and demands in respect of them.

3.3	The Buyer shall not be responsible for any liability in respect of the Opsys UK Business or Assets which is not expressly assumed by it under this Agreement and the Seller shall indemnify the Buyer accordingly.

4.	Property

The provisions of the Schedule shall apply in relation to the Properties and where such provisions shall conflict with other provisions of this agreement the provisions of the Schedule shall apply.

5.	Value Added Tax

5.1	Immediately after the Transfer Date, the Buyer shall use its best endeavours to:

(i)	obtain a VAT registration number;

(ii)	establish a closing date for the Buyer’s VAT period as soon as possible after the Transfer Date;

(iii)	file a claim for VAT in the event that there is a charge to VAT in the Seller connected with the Hive Down.

The Buyer reimburses the Seller on a pound for pound basis any amount it receives from customs and excise in respect of any VAT charge incurred by the Seller relating to supplies made by the Buyer hereunder for purposes of VAT.

5.2	The Seller and the Buyer agree that the sale of the Assets is the transfer of part of the business of the Seller as a going concern for the purposes of both Section 49, VATA and Article 5, Value Added Tax (Special Provisions) Order 1995 (“Article 5”). The Seller and the Buyer shall use their reasonable endeavours to secure that pursuant to such provisions the sale of the Assets is treated as neither a supply of goods nor a supply of services for the purposes of VAT.

6.	Completion

6.1	Completion shall take place on the signing of this Agreement.

6.2	On Completion:

(a)	the Seller shall permit the Buyer to enter into and take possession of the Opsys UK Business and shall deliver or cause to be delivered to the Buyer:

(i)	any instruments of transfer which the Buyer may reasonably require to vest title in the Assets (including, without limitation, transfers, conveyances and assignments) together with all deeds and documents of title relating to the Assets;

(ii)	those Records which are not stored at the Properties;

(iii)	duly executed releases from the holders of all outstanding charges over the Opsys UK Business and/or any of the Assets;

(iv)	the duly executed Assignment of Patent Rights;

(v)	the duly executed Assignment of Trade Mark Rights; and

(vi)	the duly executed Novation Agreements together with a copy of the Novated Agreements.

7.	Apportionments, Advance Payments and Advance Receipts

7.1	The following, shall be apportioned on a time basis so that the part attributable to the period ended on and including the Transfer Date shall be borne by the Seller and the part attributable to the period commencing on the day following the Transfer Date shall be borne by the Buyer:

(a)	all periodical charges and outgoings attributable to the Opsys UK Business or the Assets (including, but not limited to, rent, rates, gas, electricity, water and telephone charges);

(b)	all liabilities in relation to salaries, wages, accrued holiday pay, national insurance, pension contributions, PAYE remittances and all other payments to or in respect of the Acquired Employees; and

(c)	all rents, licences, fees, royalties and any other amounts receivable in respect of the Opsys UK Business or the Assets;

and the resulting balance shall be paid over promptly after such apportionment has been made.

8.	Post Completion

8.1	Forthwith after the Transfer Date:

(a)	the Seller shall wholly discontinue carrying on the Opsys UK Business; and

(b)	the parties shall, at the expense of the Buyer, send to the suppliers and customers of the Opsys UK Business letters in a form agreed between them.

8.2	For a period of twelve months after the Transfer Date, the Seller shall, forthwith upon receipt, forward to the Buyer any notices, correspondence, information or enquiries which relate to the Opsys UK Business.

8.3	The Buyer shall preserve, or procure the preservation of the financial records of the Opsys UK Business for a period of seven years and shall permit and allow, upon giving reasonable notice and during business hours, the Seller and/or its agents, accountants or other representatives access to, and at its own expense to take copies of, them.

9.	Contracts

9.1	With effect from Completion, the Buyer shall assume the obligations, and become entitled to the benefits, of the Seller under the Contracts.

9.2	The Seller and the Buyer shall together use their best efforts to procure the execution of the Novation Agreements by all parties to them.

9.3	If any Contract cannot be assigned by the Seller to the Buyer except by an agreement of novation or with a consent to assignment or without the assignment constituting an event of default or termination, no assignment takes place by virtue of this Agreement until legally able to do so, but:

(a)	the Seller and the Buyer shall (at the request of the Buyer) together take all reasonable steps to obtain the consent or waiver to the event of default or to the termination;

(b)	unless or until the Contract has been novated or assigned or the provision waived, the Seller shall hold it in trust for the Buyer;

(c)	the Buyer shall, at its own cost and for its own benefit, perform the Seller’s obligations under the Contract arising after the Transfer Date; and

(d)	the Buyer shall indemnify the Seller against the defective or negligent performance or non-performance of the Contract.

10.	Employees

10.1	The parties acknowledge and agree that, pursuant to the TUPE Regulations, the contracts of employment between the Seller and each of the Acquired Employees will have effect from the Transfer Date as if made originally between the Buyer and each Acquired Employee.

10.2	The Seller shall procure that on the Transfer Date the Retained Employees shall give to the Seller and the Buyer a notice of objection in the form set out in annexure D. Contemporaneously the Seller shall ensure that an offer is made by it to each Retained Employee to employ him under a new contract of employment which do not differ in any material way from the terms and conditions of employment of that Retained Employee immediately before the Transfer Date.

11.	Warranty

The Seller warrants to the Buyer that it is the only legal and beneficial owner of the Assets; that the Assets are sold free from all charges and encumbrances; and that it has obtained all corporate authorisations and all other applicable governmental, statutory, regulatory or other consents, licences, waivers or exemptions required to empower it to enter into and to perform its obligations under this agreement and each document to be executed by it at or before Completion pursuant to this agreement.

12.	Stamp Duty

The Seller and the Buyer hereby certify that the transaction effected under this Agreement does not form part of a larger transaction or of a series of transactions in respect of which the amount or value or the aggregate amount or value of the consideration (ignoring consideration which may be disregarded for stamp duty purposes) exceeds £60,000.

13.	General

13.1	Contracts (Rights of Third Parties) Act 1999

Unless expressly provided in this Agreement, no term of this Agreement is enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to it.

13.2	Entire Agreement

This Agreement sets out the entire agreement and understanding between the parties in respect of the subject matter of this Agreement.

13.3	Variation

No purported variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties.

13.4	Effect of Completion

Except to the extent already performed, all the provisions of this Agreement shall, so far as they are capable of being performed or observed, continue in full force and effect notwithstanding Completion.

13.5	Invalidity

If any provision of this Agreement is found by any court or competent authority to be invalid, unlawful or unenforceable in any jurisdiction, that provision shall be deemed not to be a part of this Agreement, but it shall not affect the enforceability of the remainder of this Agreement nor shall it affect the validity, lawfulness or enforceability of that provision in any other jurisdiction.

13.6	Further assurance

After Completion, the Seller shall execute such documents and take such steps as the Buyer may reasonably require to vest the full title (to the extent possible) to the Opsys UK Business and Assets in the Buyer and give the Buyer the full benefit of this Agreement.

13.7	Maintenance of Registered Intellectual Property

Seller shall, at the Buyer’s expense, take all reasonable steps to maintain the registrations of the Trade Marks and of the patents set out in annexure C as are registered and to prosecute the applications of such of the foregoing as are pending registration, from the Transfer Date until the Buyer or its nominee or successor in title is recorded as proprietor thereof on the relevant register, provided that the Seller shall be entitled, acting reasonably, to abandon, vary or amend any of the foregoing with the consent of the Buyer, which consent will not be unreasonably withheld or delayed.

13.8	Counterparts

(a)	This Agreement may be executed in any number of counterparts and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

(b)	Each counterpart, when executed, shall be an original of this Agreement and all counterparts shall together constitute one instrument.

14.	Costs and expenses

14.1	Except as referred to in sub-clause 14.2 each party shall bear its own costs and expenses incurred in the preparation, execution and implementation of this Agreement.

14.2	The Buyer shall pay all stamp and other transfer duties and registration fees applicable to any document to which it is a party and which arise as a result of or in consequence of this Agreement.

15.	Notices

15.1	Any notice to a party under this Agreement shall be in writing signed by or on behalf of the party giving it and shall, unless delivered to a party personally, be left at, or sent by prepaid first class post, prepaid recorded delivery or facsimile to the address of the party as set out on page 1 of this Agreement or as otherwise notified in writing from time to time.

15.2	A notice shall be deemed to have been served:

(a)	at the time of delivery if delivered personally;

(b)	48 hours after posting in the case of an address in the United Kingdom and 96 hours after posting for any other address; or

(c)	two hours after transmission if served by facsimile on a Business Day prior to 3pm or in any other case at 10 am on the Business Day after the date of despatch.

If the deemed time of service is not during normal business hours in the country of receipt, the notice shall be deemed served at or, in the case of faxes, two hours after the opening of business on the next Business Day of that country.

15.3	In proving service it will be sufficient to prove:

(a)	in the case of personal service, that it was handed to the party or delivered to or left in an appropriate place for receipt of letters at its address;

(b)	in the case of a letter sent by post, that the letter was properly addressed, stamped and posted; or

(c)	in the case of facsimile, that it was properly addressed and despatched to the number of the party.

15.4	A party shall not attempt to prevent or delay the service on it of a notice connected with this Agreement.

16.	Governing law and jurisdiction

16.1	This Agreement shall be governed by and construed in accordance with English Law.

16.2	Each of the parties irrevocably submits for all purposes in connection with this Agreement to the non-exclusive jurisdiction of the courts of England.

This Agreement is made on the date appearing at the head of page one.

Signed by	)
for and on behalf of	)	/s/ Michael Holmes
Opsys Limited	)
in the presence of:	)

Signature of witness: /s/ Jeremy Osler

Name: Jeremy Osler

Occupation: Solicitor

Signed by	)
for and on behalf of	)	/s/ Ian Butcher
Opsys UK Limited	)
in the presence of:	)

Signature of witness: /s/ Magnus Vekauder

Name: Magnus Vekauder

Occupation: Solicitor